Exhibit 4.1

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

As Amended and Restated

1.	Purpose of the Plan. Danaher Corporation, a Delaware corporation, wishes to recruit and retain Employees and outside Directors. To further these objectives, the Company established the Danaher Corporation 2007 Stock Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Units (including Performance Stock Units), and Other Stock-Based Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Compensation Committee of the Board, unless the Board specifies another committee or the Board elects to act in such capacity.

“Applicable Period” with respect to any Performance Period for an Award granted to a Covered Employee that is intended to be “qualified performance-based compensation” under Code Section 162(m) means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (including Performance Stock Units), or Other Stock-Based Awards (each as defined below).

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the common stock of the Company.

“Company” means Danaher Corporation, a Delaware corporation.

“Consultant” means any person engaged as a consultant or advisor of the Company or an Eligible Subsidiary for whom a Form S-8 Registration Statement is available for the issuance of securities.

“Covered Employee” means any person who is a “covered employee” within the meaning of Code Section 162(m).

“Date of Grant” means the date as of which the Administrator grants an Award to a person (which to the extent specified by the Administrator on or before the Award approval date may be a date later than the date on which the Administrator approves the Award).

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months.

“Early Retirement” means (1) with respect to an Employee, the Employee ceases to be an Employee (except for termination by reason of the Employee’s Gross Misconduct, as determined by the Administrator) at or after reaching age fifty-five (55) and completing ten (10) Years of Service, and (2) with respect to a Director, the Director ceases to be a Director (except for termination by reason of the Director’s Gross Misconduct, as determined by the Administrator) at or after reaching age fifty-five (55) and completing ten (10) Years of Service.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as an employee of the Company or an Eligible Subsidiary and designated as such on the payroll records thereof. An Employee shall not include any individual during any period that he or she is classified or treated by the Company or any Eligible Subsidiary as an independent contractor, a consultant, or an employee of an employment, consulting or temporary agency, and shall be determined without regard to whether such individual is subsequently determined to have been, or is subsequently reclassified as, a common-law employee of the Company or any Eligible Subsidiary during such period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)	If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date or, if the given date is not a trading day, the closing sale price for the immediately preceding trading day; or

(ii)	If the Common Stock is not traded on the New York Stock Exchange or other national securities exchange, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

“Gross Misconduct” means the Participant has:

(i)	Committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;

(ii)	Been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary;

(iii)	Refused or willfully failed to adequately perform any duties assigned to him/her; or

(iv)	Refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means (1) with respect to an Employee, the Employee ceases to be an Employee (except for termination by reason of the Employee’s Gross Misconduct, as determined by the Administrator) at or after reaching age sixty-five (65), and (2) with respect to a Director, the Director ceases to be a Director (except for termination by reason of the Director’s Gross Misconduct, as determined by the Administrator) at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to the Plan that is not an ISO, entitling the Optionee to purchase Shares at a specified price.

“Optionee” means an Employee, Consultant, or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs (including Performance Stock Units) and Restricted Stock Grants) that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Stock Unit” or “PSU” means a Restricted Stock Unit that is subject to performance-based vesting conditions or Performance Objectives based on relative total shareholder return.

“Performance Objectives” means one or more objective, measurable performance factors as determined by the Committee (as described in Section 4(b) of the Plan) with respect to each Performance Period based upon one or more of the factors set forth in Section 14 of the Plan.

“Performance Period” means, with respect to Awards granted to Covered Employees that are intended to be “qualified performance-based compensation” under Code Section 162(m), a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. For all other Awards, Performance Period means the period over which performance-based vesting conditions are to be determined or measured. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

“Plan” means this 2007 Stock Incentive Plan, as amended from time to time.

“Recipient” means an Employee, Consultant, or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

“Tranche” means, with respect to any Award, all portions of the Award as to which the time-based vesting criteria are scheduled to be satisfied on the same date.

“Transition Date” means February 23, 2015.

“Years of Service” means, in the case of any Employee, consecutive (i.e., uninterrupted by a termination of employment) years in which a Participant serves as an Employee; provided that for the avoidance of doubt, with respect to service as an Employee of a Subsidiary, only employment with an entity at such times as such entity is a Subsidiary will count toward Years of Service. In the case of a Director, “Years of Service” means consecutive years in which the Participant serves as a Director.

“1998 Plan” means the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended.

3.	Eligibility. All Employees, Consultants, and Directors are eligible for Awards under this Plan. Eligible Employees, Consultants, and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.

4.	Administration of the Plan.

(a)

The Administrator. The Administrator of the Plan is the Compensation Committee of the Board, unless the Board specifies another committee. The Board may also act under the Plan as though it were the Committee. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions to Employees (other than the power to grant awards to Directors, Section 16 Persons or Covered Employees), to the extent permitted under applicable Delaware corporate law.

(b)	Code Section 162(m) and Rule 16b-3 Compliance. The Administrator may, but is not required to, grant Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Code Section 162(m). However, grants of Awards to Covered Employees intended to qualify as performance based compensation under Code Section 162(m) shall be made and certified only by a Committee (or a subcommittee of the Committee) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)). Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3.

(c)	Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to: construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (including the power to remedy any ambiguity, inconsistency, or omission); amend, waive, or extend any provision or limitation of any Award (except as expressly limited by the terms of the Plan), which shall include without limitation the power to accelerate any vesting condition; in order to fulfill the purposes of the Plan and without amending the Plan, to vary the terms of or modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and to adopt such procedures as are necessary or appropriate to carry out the foregoing.

(d)	Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine the Optionees and the Recipients of other Awards and will determine either initially or subsequent to the grant of the relevant Award:

(i)	the terms of such Awards;

(ii)	the schedule for exercisability and nonforfeitability, including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives, and the acceleration of the exercisability or nonforfeitability of the Awards (for the avoidance of doubt, the Administrator shall have discretion to accelerate the vesting of all or a portion of any performance-based vesting conditions or Performance Objectives, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m));

(iii)	the time and conditions for expiration of the Awards, and

(iv)	the form of payment due upon exercise or grant of Awards.

Notwithstanding anything to the contrary in this Plan, if a Participant changes classification from a full-time employee to a part-time employee, the Administrator may in its sole discretion (1) reduce or eliminate a Participant’s unvested Award or Awards, and/or (2) extend any vesting schedule to one or more dates within the period of the original term of the Award.

(e)	Substitutions. The Administrator may also grant Awards in conversion or replacement of or substitution for options or other equity awards or interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the awards or interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.

(f)	Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

(g)	Time Limit for Participant Claims. Any claim under the Plan or any Award must be commenced by a Participant within twelve (12) months of the earliest date on which the Participant’s claim first arises, or the Participant’s cause of action accrues, or such claim will be deemed waived by the Participant.

5.	Stock Subject to the Plan.

(a)	Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 16(a) of the Plan) or as provided under Section 15, the aggregate number of shares of Common Stock that may be issued under the Awards may not exceed seventy-five million, eight hundred and forty-six thousand, four hundred and eight (75,846,408) shares, of which no more than twenty-two million, five hundred and thirty-seven thousand, seven hundred and fifty-eight (22,537,758) shares may be available for Awards granted in any form other than Options or SARs. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards. Any such returning shares of Common Stock shall be credited to the applicable sub-limit set forth above on the same basis as the original Award was debited. Any shares of Common Stock surrendered for the payment of the Exercise Price under Options or SARs or for withholding taxes, and shares of Common Stock repurchased in the open market with the proceeds of an Option exercise, may not again be made available for issuance under the Plan. Shares of Common Stock issued to convert, replace or adjust outstanding options or other equity-compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of shares available for issuance under the Plan.

(b)

Code Section 162(m) Limitations on Awards. The aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted under this Plan during any one calendar year to any one Participant shall not exceed three million, nine hundred and sixty-six thousand, nine hundred and sixteen (3,966,916). The aggregate number of shares of Common Stock subject to any other type of Award that may be granted under this Plan during any one calendar year to any one Participant shall not exceed three million, nine hundred and sixty-six thousand, nine hundred and sixteen (3,966,916). Each of the foregoing separate limitations shall be subject to adjustment under Section 15 relating to capital adjustments. To the extent required by Code Section 162(m), in applying the foregoing limitation with respect to an Employee or Director, if any Option, Stock Appreciation Right, Restricted Stock Grant or Restricted Stock Unit (in each case which is intended to comply with Code Section 162(m)) is canceled, the canceled Award shall continue to count against the maximum number of shares of Common Stock, or the value thereof, if applicable, with respect to which an Award may be granted to an Employee or Director.

(c)	Stockholder Rights. Except for Restricted Stock Grants and except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator), the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. Except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator), no adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable.

(d)	Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award. Any fractional share will be rounded up and issued to the Participant in a whole share.

(e)	Director Limits. The aggregate number of shares of Common Stock subject to any Awards granted under this Plan during any one calendar year to any one Director shall not exceed thirteen thousand, two hundred and twenty-three (13,223), subject to adjustment under Section 15 relating to capital adjustments.

6.	Terms and Conditions of Options.

(a)	General. Options granted to Employees, Consultants, and Directors are not intended to qualify as Incentive Stock Options. Other than as provided under Section 15 below and except in connection with a merger, acquisition, spinoff, or other similar corporate transaction, the Administrator may not (1) reduce the Exercise Price of any outstanding Option, (2) cancel and re-grant any outstanding Option under the Plan with a lower exercise price, or (3) cancel underwater options for cash, unless in each case the Company’s shareholders have approved such action within twelve (12) months prior to such event. Subject to the foregoing, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.

(b)	Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of an Option substitution as contemplated by Section 4(e) above, or as provided under Section 15 below. The Company may use the consideration it receives from the Optionee for general corporate purposes.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option. If the Administrator does not specify otherwise at the Date of Grant, Options for Employees will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant, and Options for Directors will be exercisable in full as of the Date of Grant.

(d)	Method of Exercise; Method of Payment. To exercise any exercisable portion of an Option, the Optionee must:

(i)	Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;

(ii)	Pay the full Exercise Price by cashier’s or certified check or wire transfer of immediately available funds for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

(iii)	Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

The Administrator may agree to payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (1) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares of Common Stock, and (2) shall provide written direction to the Company to deliver the purchased shares of Common Stock directly to such brokerage firm in order to complete the sale transaction.

The Administrator may agree to payment through the tender to the Company of shares of Common Stock. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise.

(e)	Term. No one may exercise an Option more than ten years after its Date of Grant.

(f)	Automatic Exercise of Certain Expiring Options. Notwithstanding any other provision of this Plan or any Award agreement (other than this Section), on the last trading day on which all or a portion of an outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of an Option that is so in-the-money, an “Auto-Exercise Eligible Option”), the Optionee shall be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company shall reduce the number of shares of Common Stock issued to the Optionee upon such Optionee’s automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) the minimum, applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements arising upon the automatic exercise (unless the Administrator deems that a different method of satisfying such withholding obligations is practicable and advisable), in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. In accordance with procedures established by the Administrator, an Optionee may notify the Company’s record-keeper in writing in advance that he or she does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to any Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

7.	Terms and Conditions of Stock Appreciation Rights.

(a)	General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price, if any. The Administrator shall be subject to the same limitations on the reduction of an SAR Exercise Price as is applicable to the reduction of the Exercise Price of an Option under Section 6(a).

(b)	Exercise Price. The Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The Exercise Price for the SAR may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

(c)

Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR. If the Administrator does not specify otherwise, SARs will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant.

(d)	Term. No one may exercise a SAR more than ten years after its Date of Grant.

8.	Terms and Conditions of Restricted Stock Grants.

(a)	General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator and, with regard to Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan). The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.

(c)	Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on Restricted Stock Grants will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. Notwithstanding anything to the contrary in this Plan, other than as provided in Section 11 upon Retirement, Restricted Stock Grants shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of death, Disability or a Substantial Corporate Change.

(d)	Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.

9.	Terms and Conditions of Restricted Stock Units.

(a)	General. RSUs shall be credited as a bookkeeping entry in the name of the Employee or Director in an account maintained by the Company. No shares of Common Stock are actually issued to the Participant in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator, or in the case of Performance Objectives, determined and certified by the Committee.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.

(c)	Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on RSUs will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator or by the Committee, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. Notwithstanding anything to the contrary in this Plan, other than as provided in Section 11 upon Retirement RSUs shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of death, Disability or a Substantial Corporate Change.

(d)	Rights as a Stockholder. Except as the Administrator otherwise specifies (including without limitation in the terms of any Award agreement approved by the Administrator), a Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.

(e)	Post-Vesting Holding Period for Performance Stock Units. Unless the Administrator determines otherwise prior to the grant of the relevant Award, and except as otherwise provided in Section 11 below, payment of any Performance Stock Unit (including those subject to the Normal and Early Retirement provisions of Section 11) shall be deferred until the fifth anniversary (the “Fifth Anniversary”) of the beginning of the Performance Period applicable to such Performance Stock Unit (the “Commencement Date”); provided, however, if such payment date would subject the Participant to liability under Section 16 of the Exchange Act, any such deferred payment shall be made on a date selected by the Administrator in its sole discretion which may be as early as thirty (30) days prior to the Fifth Anniversary or at a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Fifth Anniversary.

10.	Terms and Conditions of Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion. Notwithstanding anything to the contrary in this Plan, other than as provided in Section 11 upon Retirement, all Other Stock-Based Awards that constitute full-value awards shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of death, Disability or a Substantial Corporate Change.

11.	Termination of Employment. Unless the Administrator determines otherwise (either initially or subsequent to the grant of the relevant Award), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement. For purposes of Awards granted under this Plan, the Administrator shall have sole discretion to determine whether a Participant has ceased to be actively employed by (or, in the case of a Consultant or Director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. For the avoidance of doubt, a Participant’s active employer-employee or other active service-providing relationship shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to local law), and in the event of a Participant’s termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise any Option or SAR after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under local law. Unless the Administrator provides otherwise (either initially or subsequent to the grant of the relevant Award) (1) termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of a Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary shall constitute a termination of employment or service.

(a)	General. Upon termination of employment for any reason other than death, Early Retirement or (except with respect to RSUs granted prior to the Transition Date) Normal Retirement, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any outstanding RSUs or Other Stock-Based Awards shall be settled upon termination and, except as set forth in subsections (b) – (i) below, the Participant shall have a period of ninety (90) days, commencing with the first date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR; provided, however, that if the exercise of an Option or SAR following termination of employment (to the extent such post-termination exercise is permitted under this Section 11(a)) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option or SAR shall terminate upon the later of (1) thirty (30) days after such exercise becomes covered by an effective registration statement, (2) in the event that a sale of shares of Common Stock received upon exercise of an Option or SAR would subject the Participant to liability under Section 16(b) of the Exchange Act, thirty (30) days after the last date on which such sale would result in liability, or (3) the end of the original post-termination exercise period; provided, however, that in no event may an Option or SAR be exercised after the expiration of the term of the Award.

(b)	Normal Retirement. Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (1) with respect to all Options or SARs held by the Participant for at least six (6) months prior to the Normal Retirement date, subject to the term of the Award unvested Options will continue to vest and, together with any Options that are vested as of the Optionee’s Normal Retirement date, shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Normal Retirement date (or if earlier, the Expiration Date of the Option), (2) with respect to each Tranche of RSUs (other than PSUs) with a Date of Grant on or after the Transition Date that is unvested as of the Normal Retirement date, such Tranche will vest as of the time-based vesting date for such Tranche, but if and only if any Performance Objective applicable to such Tranche is satisfied on or prior to such time-based vesting date, (3) a pro-rata portion of unvested Performance Stock Units held by the Participant as of the Normal Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant in the Performance Period prior to the Participant’s Normal Retirement date to (y) the total number of months in the Performance Period) shall continue to vest subject to actual performance to be measured as of the end of the Performance Period, and (4) all unvested portions of any other outstanding Awards (including without limitation Restricted Stock Grants) shall be immediately forfeited without consideration. If the Date of Grant of an Option does not precede the Optionee’s Normal Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 11, as applicable.

(c)

Early Retirement. Solely with respect to Awards with a Date of Grant on or after the Transition Date, upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (1) subject to the term of the Award a pro-rata portion of any Tranche of unvested Options or SARs held by the Participant for at least six (6) months prior to the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of the particular Tranche) will continue to vest and, together with any Options and SARs that are vested as of the Participant’s Early Retirement, shall remain outstanding and (once vested) may be exercised until the fifth anniversary of the Early Retirement date (or if earlier, the expiration date of the Award), (2) a pro-rata portion of any Tranche of RSUs that is unvested as of the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of the Tranche) will vest as of the time-based vesting date for such Tranche, but if and only if any Performance Objective applicable to such Tranche is satisfied on or prior to such time-based vesting date, (3) a pro-rata portion of the unvested Performance Stock Units held by the Participant as of the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant in the Performance Period prior to the Participant’s Early Retirement date to (y) the total number of months in the Performance Period) shall continue to vest subject to actual performance to be measured as of the end of the Performance Period, and (4) all unvested portions of any other outstanding Awards (including without limitation Restricted Stock Grants) shall be immediately forfeited without consideration; provided that except with respect to Performance Stock Units, the pro-rata vesting described in this Section 11(c) shall be applied separately to each Tranche of an Award. If the Date of Grant of an Option does not precede the Optionee’s Early Retirement date by at least six (6) months, the post-termination exercise period with respect to such Option shall be governed by the other provisions of this Section 11, as applicable

(d)	Other Conditions Applicable to Continued Vesting Upon Retirement. To be eligible for the Retirement treatment described above, if required by the Company or an Eligible Subsidiary the Participant must execute the appropriate form of Company post-employment restrictive covenant agreement.

(e)	Death.

(i)	Options/SARs. Upon termination of employment by reason of the Participant’s death, all unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.

(ii)

RSUs (Other Than PSUs) and Restricted Stock. Upon termination of employment by reason of the Participant’s death, a portion of the outstanding RSUs (other than PSUs) and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each portion of an Award of RSUs (other than PSUs) or Restricted Stock Grant that is scheduled to vest on a particular vesting date, upon the Participant’s death, a pro rata amount of the RSUs (other than PSUs) or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death, (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods between the Date of Grant and the particular, scheduled time-based vesting date. Any fractional right to a share of Common Stock that results from applying the pro rata methodology described herein shall be rounded up to a right to a whole share. Notwithstanding anything in the Plan to the contrary, unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any RSUs (other than PSUs) or Restricted Stock Grants the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(iii)	PSUs.

(1)	Upon termination of employment by reason of the Participant’s death prior to the conclusion of the Performance Period applicable to an award of PSUs, the Participant’s estate will become vested in the portion of the Award determined by multiplying (1) the target amount of PSUs (and related dividend equivalent rights) subject to such Award, times (2) the quotient of the number of complete twelve-month periods between and including the Commencement Date and the date of death (provided that any partial twelve-month period between and including the Commencement Date and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods in the Performance Period. Unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any PSUs the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m). With respect to any PSUs that vest pursuant to this Section, the underlying Common Stock (and related dividend equivalent rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following Participant’s death.

(2)	Upon termination of employment by reason of the Participant’s death following the conclusion of the Performance Period but prior to the date the Common Stock (and related dividend equivalent rights) underlying vested PSUs are issued and paid, the underlying Common Stock (and related dividend equivalent rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the later of (i) Participant’s death, and (ii) four (4) calendar months following the last day of the Performance Period.

(3)	For avoidance of doubt, in all other situations, if a Participant dies after the Participant’s employment terminates but prior to the date the Common Stock (and related dividend equivalent rights) underlying vested PSUs are issued and paid, the underlying Common Stock (and related dividend equivalent rights) will be paid to Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the fifth anniversary of the Commencement Date.

(iv)	With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.

(f)	Disability. Upon termination of employment by reason of the Participant’s Disability, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability. The vested portion of any Award other than an Option or SAR shall be settled upon termination of employment.

(g)	Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct, as determined by the Administrator, all unexercised Options and SARs, unvested portions of RSUs, unvested portions of Restricted Stock Grants and any Other Stock-Based Awards granted under the Plan shall terminate and be forfeited immediately without consideration. Without limiting the foregoing provision, a Participant’s termination of employment shall be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed that would have justified a termination for Gross Misconduct.

(h)	Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment, the Award will nevertheless expire as of the date that the former Employee or Director violates any covenant not to compete or any other post-employment covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and/or any Subsidiary thereof, on the one hand, and the former Employee or Director on the other hand, as determined by the Administrator.

(i)	Leave of Absence. To the extent approved by the Administrator (either specifically or pursuant to rules adopted by the Administrator), the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have sole discretion to provide (either specifically or pursuant to rules adopted by the Administrator) that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable), and shall not resume until and unless the Participant returns to active employment prior to the expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.

12.

Award Agreements. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award agreement that the Administrator may require the Participant to sign. In the discretion of the Administrator an Award agreement and any provision for acceptance of an Award may be made in electronic format. To the extent the Award agreement is inconsistent with the Plan, the Plan will govern; provided that notwithstanding the foregoing, the Award agreements may contain special provisions for Participants located outside the United States and any Award agreement provision that modifies the Plan terms and conditions with respect to an Award granted to an Employee outside the United States shall govern. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.

13.	Award Holder. During the Participant’s lifetime and except as provided under Section 21 below, only the Participant or his/her duly appointed guardian may exercise or hold an Award (other than nonforfeitable shares of Common Stock). After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.

14.	Performance Rules.

(a)	General. Subject to the terms of the Plan, the Committee will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as determined by the Committee, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees, such Awards are intended to be subject to the requirements of Code Section 162(m) and conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” However, the Committee retains the sole discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including any performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, the number of shares of Common Stock or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Committee (but not increased) on the basis of such further considerations that the Committee in its sole discretion shall determine. No Award subject to Code Section 162(m) shall be paid or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b)	Performance Objectives. Performance Objectives will be based exclusively on any one of, or a combination of, the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, platform, division, operating unit and/or other business unit results (subject to the Committee’s exercise of negative discretion): (i) earnings per share (on a fully diluted or other basis), (ii) stock price targets or stock price maintenance, (iii) total shareholder return, (iv) return on capital, return on invested capital or return on equity; (v) pretax or after tax net income, (vi) working capital, (vii) earnings before interest and taxes, (viii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (ix) operating income, (x) free cash flow, (xi) cash flow, (xii) revenue or core revenue, (xiii) gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement, or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Committee shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms or ratios and may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, platforms, divisions, operating units and/or other business units) and/or the past or current performance of unrelated companies. Without limiting the foregoing, in the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity, shares outstanding, assets and/or net assets.

For Awards intended to comply with Code Section 162(m), the measures used in setting Performance Objectives under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Committee may (as specified by the Committee within the Applicable Period) either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6) (i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits identified during the Performance Period (or during any period that the Performance Period is being compared to), and (8) other objective income, expense, asset, liability and/or cash flow adjustments as may be consistent with the purposes of the Performance Objectives set for the given Performance Period and specified by the Committee within the Applicable Period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), 6(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the Performance Period and any period that the Performance Period is being compared to are excluded; and provided further that the Committee in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in subsections (1) through (7) shall not be excluded from the measures used to determine the Performance Objectives for a particular Performance Period or shall be modified, and/or may determine to exclude other items from such measures for such Performance Period. In addition to the Performance Objectives established for any Award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such Award, any Award that is intended to comply with Code Section 162(m) shall not vest under its terms unless the Company has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been satisfied.

15.	Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other equity restructuring occurs without the Company’s receiving or paying consideration, the Administrator will make an equitable adjustment as the Administrator in its discretion determines to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, including without limitation adjustment to: (a) the number and kind of shares of Common Stock, other securities or property underlying, or the amount of cash subject to, each outstanding Award; (b) the Exercise Price or purchase price of any outstanding Award; (c) the aggregate number of shares of Common Stock which thereafter may be made the subject of Awards, including the limit specified in Section 5(a) regarding the number of shares available for Awards granted in any form other than Options or SARs; (d) the number of shares of Common Stock specified as the annual per-Participant limitation under Section 5(b); and/or (e) the number of shares of Common Stock specified as the annual per-Director limit under Section 5(e). Unless the Administrator determines another method would be appropriate, any such adjustment to an Option or SAR will not change the total price with respect to shares of Common Stock underlying the unexercised portion of an Option or SAR but will include a corresponding proportionate adjustment in the Option’s or SAR’s Exercise Price.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make an equitable adjustment to the items set forth in any of subsections (a) – (e) in the preceding paragraph as the Administrator in its discretion determines to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 15 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Substantial Corporate Change.

(a)	Definition. A Substantial Corporate Change means the consummation of:

(i)	the dissolution or liquidation of the Company; or

(ii)

the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity (other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity); or

(iii)	the sale of all or substantially all of the assets of the Company to another person or entity; or

(iv)	any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

(b)	Treatment of Awards. Upon a Substantial Corporate Change, the Plan and any forfeitable portions of the Awards will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided. Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, the Administrator will either:

(i)	provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; or

(ii)	for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of an amount in cash, cash equivalents, or successor equity interests substantially equal to the Fair Market Value of the shares of Common Stock subject to the Award as determined by reference to the transaction (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)). The Administrator shall determine in its discretion the impact, if any, of the Substantial Corporate Change upon any performance conditions otherwise applicable to an Award.

17.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees outside the United States are eligible to participate in the Plan;

(c)	Either initially or by amendment, modify the terms and conditions of any Award granted to any Employee outside the United States;

(d)	Either initially or by amendment, establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

18.	Legal compliance. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

19.	Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:

(a)	that the shares of Common Stock received under the Award are not so registered;

(b)	that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and

(c)	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

20.	Tax Withholding. The Participant must satisfy all applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership or nonforfeitability under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from the Participant’s compensation, the Participant must pay the Company, with a cashier’s check or certified check or by wire transfer of immediately available funds, the full amounts required for withholding. Payment of withholding obligations is due at the same time as is payment of the Exercise Price or lapse of restrictions, as applicable. If the Administrator so determines, the Participant shall instead satisfy the withholding obligations at the Administrator’s election (a) by directing the Company to retain shares of Common Stock from the Option or SAR exercise, RSU vesting or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the Participant acquires at the Option or SAR exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his or her ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable statutory tax withholding rate applicable to the Participant.

21.	Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its sole discretion, expressly provide that a Participant may transfer his or her Award, without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) a trust in which the Participant and/or such family members collectively have more than 50% of the beneficial interest, or (c) any other entity in which the Participant and/or such family members own more than 50% of the voting interests.

22.

Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial

Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to have a material adverse effect on the Participant or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to increase the exercise or purchase price of an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.

23.	Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.

24.	Effect on Outstanding Awards. All awards outstanding under the 1998 Plan will remain subject to the terms of the 1998 Plan; provided, however, that limitations imposed on such options by Rule 16b-3 will continue to apply only to the extent Rule 16b-3 so requires.

25.	Effect on Other Plans. None of the grant, vesting, exercise or payment of any Award under this Plan shall constitute compensation or otherwise result in the accrual or receipt of additional payments or benefits under any pension, bonus, severance, or other plan, program, agreement or arrangement maintained or contributed to by the Company, its Subsidiaries or any affiliates unless such other plan, program, agreement or arrangement expressly and unambiguously so provides in a writing executed by a duly authorized representative of the Company.

26.	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, Employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he or she executes in such other capacity. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

27.	No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment.

28.	Governing Law. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation. Any dispute that arises with respect to this Plan or any Award granted under this Plan shall be conducted in the courts of New Castle County in the State of Delaware, or the United States Federal court for the District of Delaware, and no other courts; and each Participant waives, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

29.	Duration of Plan. The Plan as it is proposed to be amended and restated shall become effective upon its approval by Company shareholders and except as otherwise expressly provided by the Administrator shall govern all Awards previously or subsequently granted hereunder. Unless the Board extends the Plan’s term, the Administrator may not grant Awards under the Plan after May 15, 2020. The Plan will then continue to govern unexercised and unexpired Awards. No additional Awards shall be granted under the Company’s 1998 Plan.

30.	Recoupment. Any Award granted under the Plan on or after March 15, 2009 is subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) if and to the extent such Policy by its terms applies to such Award, and to the terms required by applicable law.

31.	Section 409A Requirements. Notwithstanding anything to the contrary in this Plan or any Award agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to a participant under this Plan and any Award. It is the intention of the Company that this Plan and each Award agreement issued under the Plan shall comply with and be interpreted in accordance with Code Section 409A, the US Department of Treasury regulations, and any other guidance issued thereunder. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Code Section 409A)) the “two years/two-times” involuntary separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. To the extent that an Award is intended to be subject to and not exempt from the general rules of Section 409A governing deferred compensation, any payment payable upon a Substantial Corporate Change shall not be paid unless the event resulting in a Substantive Corporate Change is also an event that qualifies as a “change in ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A.

If the participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of the Company and its affiliates) as of his or her separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and is payable upon a separation from service, to the extent required by Code Section 409A, no payments due under this Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the participant’s separation from service, or (ii) the participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the participant’s separation from service. If this Plan or any Award fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the participant by Code Section 409A, and the participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.